FOR IMMEDIATE RELEASE

FERRO ANNOUNCES RECORD FIRST QUARTER REVENUE

•	Revenue up 12% and earnings up 50% compared with 1Q03

•	Sequential earnings increase more than five-fold

•	Electronics demand leads volume growth

•	Outlook improving

CLEVELAND, Ohio – April 27, 2004 – Ferro Corporation (NYSE:FOE) announced today that revenue from continuing operations for the first quarter 2004 increased 12.4% to $451.7 million, compared with $401.8 million for the first quarter 2003. Revenue in the current quarter was boosted by improved macro economic conditions in North America, stronger demand in most key end markets, favorable foreign currency exchange rates and increased product prices implemented over the past year to help offset rising raw material costs.

For the first quarter, the Company reported income from continuing operations of $14.4 million, or fully diluted earnings per share of $0.33. Earnings included a net after-tax gain of $1.9 million, or $0.05 per share, from the sale of a joint venture, offset by consolidation and restructuring charges. This compared with income from continuing operations for first quarter 2003 of $9.5 million, or $0.22 per share on a fully diluted basis. Earnings in the year ago quarter included an after-tax charge of $0.5 million, or $0.01 per share, related to consolidation and restructuring efforts. Earnings in the current quarter reflect stronger volumes, higher product pricing and an improved cost base following actions taken during 2003. These positive impacts were partially offset by higher raw material costs compared with the year ago period.

“Our organic growth strategies are delivering increased revenue and earnings as global macro economic conditions improve,” said Hector R. Ortino, chairman and chief executive officer. “We benefited from demand growth in all of our key end markets in North America. Demand in the Asia-Pacific region remained robust and continues to play a key role in our overall global expansion plans. Our springboard businesses, electronic material systems and pharmaceuticals and fine chemicals, once again delivered impressive double-digit revenue and earnings growth. However, we continue to be affected in early 2004 by increased raw material costs and challenging economic conditions in Europe. We took further action in the first quarter to improve our cost structure and implemented price increases and surcharges to help offset higher raw material costs.”

Ferro First Quarter 2004 Earnings

Ferro also reported a modest reduction in total debt during the first quarter. Ortino commented, “Significantly higher sales required an increased investment in working capital during the quarter. While working capital increased, we were still able to meet our objective to reduce total debt by improving working capital efficiency. Even as we increase the investment in our core technologies and geographic expansion, we remain committed to improving our cost structure, increasing our working capital efficiency, reducing debt and strengthening our balance sheet.”

Segment Results – First Quarter 2004

Sales for the Performance Materials (formerly Coatings) segment increased 14.7% to $298.3 million for the first quarter, compared with $260.0 million in the first quarter 2003. Segment income from continuing operations increased to $31.2 million, a 28.7% increase, compared with $24.2 million in the year ago quarter. The significant increase in revenue resulted from strong demand from the global electronics market, improved economic conditions in North America, continued robust growth in the Asia-Pacific region and favorable currency exchange rates related to the strong Euro. In addition to the robust electronics market, demand growth in the global building and renovation end market positively affected our color and glass and tile coatings businesses, and strong demand for appliances drove growth for porcelain enamel. Segment income in the quarter reflects higher volumes in the segment and an overall lower cost base from restructuring activities completed in 2003, offset partially by higher raw material costs.

Sales for the Performance Chemicals segment were $153.5 million, compared with $141.8 million in the first quarter 2003, an 8.2% increase. Segment income in the first quarter 2004 was $8.1 million, compared with $9.0 million in the year ago quarter. The revenue increase for the quarter was driven by improved economic conditions in North America, particularly increased demand from the appliance, automotive and construction end markets. Income for the segment was down from last year as higher raw material and energy costs overshadowed the higher sales volumes. The polymer additives and specialty plastics businesses were both negatively affected by higher petrochemical and agricultural commodity prices compared to the year ago quarter. The pharmaceutical and fine chemicals business continued to deliver strong revenue and earnings growth as the business implements growth strategies as part of the Company’s overall Leadership Agenda strategy.

Outlook

“Our optimism about the sustainability of the economic recovery in North America continues to grow,” Ortino stated. “Market conditions in the Asia-Pacific region are expected to remain strong while a recovery in our key end markets in Europe will challenge us in the short term. We continue to deal with higher raw material costs, but we are confident that higher volumes and price increases will help to offset the higher input costs. In addition, cost saving actions taken during 2003 and ongoing lean manufacturing initiatives will help us improve the efficiency of our current manufacturing asset base. Overall, we believe that we can deliver significant earnings growth in 2004 as global economic conditions improve.”

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Ferro First Quarter 2004 Earnings

Conference Call

The Company will host a conference call to discuss quarterly results, progress on strategic actions and general business outlook today, April 27, at 11 a.m. Eastern Time. If you wish to participate in the call, dial (888) 820-8951 if calling from the United States or Canada, and dial (773) 756-4624 if calling from outside North America. Reference the pass code, FOE, and the conference leader, Todd Tyler. Please call the assigned number approximately 10 minutes before the conference call is planned to begin.

A replay of the call will be available from noon Eastern Time on April 27 until 11 p.m. Eastern Time on April 30. To access the replay, dial (800) 925-2371 if calling from the United States or Canada, and dial (402) 220-4104 if calling from outside North America. The replay will also be available on the Company’s Web site at http://www.ferro.com/, beginning at 1 p.m. Eastern Time on April 27.

Cautionary Note on Forward-Looking Statements

This press release contains statements about future events and expectations that may constitute “forward-looking statements” within the meaning of the federal securities laws. Actual results may be materially different. These forward-looking statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For a full explanation of the risks associated with forward-looking statements, please refer to the Company’s SEC filings.

About Ferro Corporation

Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Todd Tyler, 216-875-7104.

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Condensed Consolidated Statements of Income
Ferro Corporation and Subsidiaries

	Three Months Ended,
	March 31
	(Unaudited)	(Unaudited)
(Dollars in Thousands, except per share amounts)	2004	2003

Net Sales	$451,740	$401,770
Cost of Sales	345,263	300,669
Selling, Administrative and General Expenses	80,346	75,452
Other Charges (Credits):
Interest Expense	8,806	8,784
Net Foreign Currency Loss	1,726	1,189
Other (Income) Expense — Net	(3,654)	1,524

Income from Continuing Operations Before Taxes	19,253	14,152
Income Tax Expense	4,862	4,699

Income from Continuing Operations	14,391	9,453
Discontinued Operations
Earnings from Discontinued Operations, Net	—	(69)

Net Income	14,391	9,384
Dividend on Preferred Stock	450	547

Net Income Available to Common Shareholders	$13,941	$8,837
Per Common Share Data:
Basic
Income from Continuing Operations	$0.33	$0.22
Discontinued Operations	—	—

Net Income	$0.33	$0.22

Diluted
Income from Continuing Operations	$0.33	$0.22
Discontinued Operations	—	—

Net Income	$0.33	$0.22

Shares Outstanding:
Average Outstanding	41,838,587	40,592,865
Average Diluted	43,747,430	42,533,915
Actual End of Period	41,932,867	40,622,963

Condensed Consolidated Balance Sheet
Ferro Corporation and Subsidiaries
March 31, 2004 and December 31, 2003

	(Dollars in Thousands)
	(Unaudited)	(Audited)
	2004	2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$17,377	$23,419
Net Receivables	213,063	195,729
Inventories	198,737	181,604
Other Current Assets	192,215	181,291

Total Current Assets	$621,392	$582,043
Net Property, Plant & Equipment	590,666	608,484
Unamortized Intangible Assets	421,593	421,313
Other Assets	137,822	139,386

	$1,771,473	$1,751,226

LIABILITIES
Current Liabilities:
Notes and Loans Payable (A)	$10,333	$12,404
Accounts Payable, Trade	252,897	231,652
Other Current Liabilities	160,884	169,039

Total Current Liabilities	$424,114	$413,095
Long — Term Debt (A)	507,895	516,236
Other Liabilities	303,623	295,974
Shareholders’ Equity	535,841	525,921

	$1,771,473	$1,751,226

(A) Total debt including off-balance sheet financing was $529,355 at March 31, 2004 and $530,100 at December 31, 2003. The off-balance sheet financing included asset securitization balances of $11,127 and $1,460 at March 31, 2004 and December 31, 2003 respectively.

Ferro Corporation and Subsidiaries
Segment Data

	Three Months Ended,
	March 31
	2004	2003
(Dollars in Thousands)	(Unaudited)	(Unaudited)

Segment Sales
Performance Materials	$298,290	$259,976
Performance Chemicals	153,450	141,794

Total	$451,740	$401,770

Segment Income
Performance Materials	$31,158	$24,201
Performance Chemicals	8,082	8,988

Total	$39,240	$33,189

Geographic Sales
United States	$220,367	$197,223
International	231,373	204,547

	$451,740	$401,770